UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to §240.14a-12

RELMADA THERAPEUTICS, INC.
(Name of Registrant as Specified in its Charter)
LAIDLAW & COMPANY (UK) LTD.
MATTHEW D. EITNER

JAMES P. AHERN

Dr. John H. Leaman

Dr. Todd Johnson

BenJAMIN H. Snedeker

David Buchen

Timothy S. Callahan
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Filed by the Laidlaw Group

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

On December 4, 2015, Matthew D. Eitner and James P. Ahern, the members of the Committee of Relmada Shareholders for Value Creation (the “Shareholder Value Creation Committee”), issued, via press release (the “December 4 Press Release”), an open letter to the shareholders of Relmada Therapeutics, Inc., a Nevada corporation (the “Company”). A copy of the December 4 Press Release is being filed herewith under Rule 14a-12 of the Securities Exchange Act of 1934, as amended, by the Laidlaw Group (as defined herein).

Important Information

This filing is not a solicitation of a proxy from any security holder of the Company. The Laidlaw Group (whose members are identified below) intends to file a proxy statement and a consent statement with the Securities and Exchange Commission. Shareholders are advised to read the definitive proxy statement, the definitive consent statement, the GOLD proxy card and the other documents related to the solicitation of shareholders when these become available because these documents will contain important information, including additional information relating to the participants in the proxy and consent solicitations. When completed and available, the Laidlaw Group’s definitive proxy statement and consent statement and GOLD proxy card and GOLD consent will be mailed to the Company’s shareholders. These materials and other materials filed by the Laidlaw Group will be available at no charge on the SEC’s website at www.sec.gov. The definitive proxy statement and consent statement and other documents filed by the Laidlaw Group will also be available without charge from the Company’s proxy solicitor, MacKenzie Partners at toll-free at 800-322-2885, 212-929-5500 (call collect) or via email at proxy@mackenziepartners.com.

 Participants in Solicitation

The participants in the proxy solicitation and the consent solicitation by the Laidlaw Group will include Laidlaw & Company (UK) Ltd. (“Laidlaw”), Matthew D. Eitner and James P. Ahern and each of the individuals nominated by the Shareholder Value Creation Committee for election or appointment to the Company’s board of directors: Dr. John H. Leaman, Dr. Todd Johnson, Benjamin H. Snedeker, David Buchen and Timothy S. Callahan (the participants are collectively referred to as the “Laidlaw Group”).

Laidlaw is a full service investment banking and brokerage firm incorporated in England and Wales. Mr. Eitner’s present principal occupation or employment is serving as Chief Executive Officer of Laidlaw. Mr. Ahern’s present principal occupation or employment is serving as Managing Partner and Head of Capital markets of Laidlaw.

As of today, the Laidlaw Group and each of Mr. Eitner and Mr. Ahern beneficially own, in the aggregate, 1,134,405 shares of the Company’s common stock, which currently represents approximately 9.6% of the issued and outstanding shares of Common Stock. None of Laidlaw, Dr. Leaman, Dr. Johnson, Mr. Snedeker, Mr. Buchen or Mr. Callahan have beneficial ownership of any shares of the Company’s common stock.

Additional information regarding the members of the Laidlaw Group, including their direct or indirect interests in the Company, by security holdings or otherwise is contained in the Schedule 13D initially filed by Laidlaw, Mr. Eitner and Mr. Ahern on October 22, 2015, as amended on November 5, 2015 and as may be amended from time to time (the “Schedule 13D”). The Schedule 13D currently is available at no charge on the SEC’s website at www.sec.gov.

PRESS RELEASE

FOR IMMEDIATE RELEASE:

SHAREHOLDER VALUE CREATION COMMITTEE URGES RELMADA
SHAREHOLDERS TO STOP, LOOK AND LISTEN BEFORE SIGNING OR
RETURNING ANY PROXY CARD DISTRIBUTED BY RELMADA FOR THE 2015
ANNUAL MEETING

Shareholders will soon be receiving the Shareholder Value Creation Committee’s proxy and consent materials and GOLD Proxy Card and GOLD Consent

Urges Shareholders to send clear message to the Relmada Board of Directors by
WITHHOLDING their vote on the GOLD Proxy Card when it becomes available

New York, NY – December 4, 2015 – The Committee of Relmada Shareholders for Value Creation (the Shareholder Value Creation Committee), a group of shareholders of Relmada Therapeutics, Inc., (OTCQB: RLMD) (Relmada) unaffiliated with Relmada, announced today that it issued an open letter urging fellow shareholders of Relmada to STOP, LOOK and LISTEN before taking any action in response to the Relmada’s solicitation of proxies for its 2015 annual meeting of shareholders. The complete text of the letter to shareholders follows:

December 4, 2015

Dear Fellow Shareholders:

The Committee of Relmada Shareholders for Value Creation (the Shareholder Value Creation Committee), a group of shareholders of Relmada Therapeutics, Inc., (Relmada) unaffiliated with Relmada, intends to nominate five highly qualified, independent directors for election or appointment to Relmada’s board of directors.

The Shareholder Value Creation Committee believes Relmada has tremendous potential – as evidenced by our beneficial ownership of approximately 9.56% of Relmada’s outstanding shares, making us one of Relmada’s largest shareholders.

Soon you will be receiving the Shareholder Value Creation Committee’s proxy and consent solicitation materials and GOLD proxy card and GOLD consent. We urge you NOT to vote any proxy card sent to you by Relmada and to wait for the Shareholder Value Creation Committee’s consent solicitation and proxy materials.

Over the past year, Relmada has underperformed both the S&P 500 and the Nasdaq Biotech Index on an absolute, split-adjusted basis by 83% and 94%, respectively. We believe that this underperformance is due principally to two factors: (i) Relmada’s failure to sharply focus on commercial product development and the commercial execution of its pain therapeutics and (ii) Relmada’s failure to attract the high-quality, healthcare-focused institutional investors necessary to alleviate Relmada’s current capital shortfall and provide the capital infusion needed to develop Relmada’s core products.

Rather than addressing Relmada’s performance issues and capital shortfalls, we believe Relmada’s board of directors and management have, contrary to the interest of all shareholders, focused on taking actions that appear to be intended to entrench themselves, including, among other things:

•	staggering the board of directors into three classes;

•	appointing new directors to the board without shareholder approval and after the expiration of Relmada’s advanced notice deadline (i.e., the date by which a shareholder must provide prior notice of its director nominees or business to be brought before a shareholder meeting) in an attempt to eliminate shareholder challenges;

•	revising Relmada’s bylaws to eliminate the shareholders’ right to amend the bylaws and to provide that the bylaws can be amended only by Relmada’s board of directors;

•	reducing the quorum required for the Relmada’s annual meeting from a majority to 34%; and

•	establishing Nevada as the exclusive forum for litigation involving Relmada, its directors and shareholders.

Relmada’s failure to attract high-quality institutional investors, its failure to appropriately focus on clinical, regulatory and commercial execution in pain therapeutics and its recent focus on actions that more deeply entrench its board and management, underscore the need for Relmada to add to its board and management team directors and officers with current experience in specialty pharmaceutical operations, clinical and commercial product development, institutional health care investing and corporate governance.

Due to our frustration with Relmada’s continuing underperformance, we intend to nominate the following five highly qualified, independent directors for election or appointment to Relmada’s board of directors, each of whom bring expertise currently lacking at the board level and will seek to work collaboratively with Relmada’s management and existing directors to optimize value for all shareholders.

•	Dr. John Leaman is the CFO of Medgenics (NYSE: MDGN). Prior to joining Medgenics, Dr. Leaman served as VP of Commercial Assessment at Shire plc, a global specialty pharmaceutical company, with responsibility for the strategic assessment of licensing and M&A opportunities. Prior to joining Shire, Dr. Leaman was a Principal at Devon Park Bioventures, a venture capital fund targeting investments in therapeutics companies, where he oversaw the fund’s investment and corporate board duties in multiple life science investments including Proteon Therapeutics, Inc., Inotek Pharmaceuticals Corp., ZS Pharma, Inc. and MicuRx Pharmaceuticals, Inc. Prior to that, he was an Associate Principal at McKinsey & Company, where he provided consulting services to senior management of several top 20 pharmaceutical companies including M&A and corporate finance, payer/reimbursement strategies and strategic product development. He received an M.D. and an M.B.A. from the University of Pennsylvania’s School of Medicine and Wharton School, respectively. He received a degree in Psychology, Philosophy and Physiology at Oriel College, University of Oxford, while completing a Rhodes scholarship. Dr. Leaman received a B.S. in biology from Elizabethtown College.

•	Dr. Todd Johnson, MD, MBA is CEO of CytoVas, a precision healthcare diagnostics company spun out of the University of Pennsylvania. Before joining CytoVas, Dr. Johnson was the Divisional Vice President of Global Marketing for the Pharmaceutical Products Pipeline at Abbott/Abbvie and the Senior Vice President of Early Stage Development at MDS/Celerion, a leading healthcare clinical research organization. Dr. Johnson also spent five years at McKinsey & Company as a consultant in the Pharmaceutical and Medical Products practice. Over his distinguished healthcare career, Dr. Johnson has overseen hundreds of clinical trials and served as the Principal Investigator on several global studies. Dr. Johnson holds a Bachelor of Arts from the University of Pennsylvania, an MBA from its Wharton School, and an MD from the University of Pennsylvania’s School of Medicine.

•	Ben Snedeker is an independent advisor working with clients on a broad range of issues in the areas of pharmaceuticals and biotechnology and is a senior advisor to McKinsey & Company’s Pharmaceutical and Medical Product and Strategy and Corporate Finance practices. Mr. Snedeker was formerly a Vice-President at D.E. Shaw & Company where he was the portfolio manager for global long-short healthcare equities. In this role, Mr. Snedeker directly managed the firm’s beta-neutral global healthcare portfolio, as well as co-leading the company’s private healthcare investing arm and managing healthcare investments in D.E. Shaw's cross-sector long-short portfolio. Prior to D.E. Shaw, Mr. Snedeker was an Associate Principal at McKinsey & Company where he specialized in the area of pharmaceutical and medical products and was a co-founder of the company’s Philadelphia office. While at McKinsey, Mr. Snedeker had the opportunity to work alongside numerous global healthcare leaders on a wide variety of topics including global mergers and acquisitions, new product launches, product lifecycle strategies and reorganizations. Prior to McKinsey, Mr. Snedeker was a formulation and prototype chemist at McNeil Consumer Healthcare, a Johnson and Johnson Company. Mr. Snedeker holds a B.S. in Chemistry from Penn State University (Phi Beta Kappa) and an M.S. in Chemistry from Yale University.

•	David Buchen was most recently the Executive Vice-President Commercial, North American Generics and International at Actavis where he was responsible for combined revenues in excess of $8 billion. Prior to this role, Mr. Buchen served for 12 years as Actavis’ Chief Legal Officer and Secretary to the Board, having responsibility for global legal affairs, including M&A, corporate securities, intellectual property, antitrust, employment and litigation. In this role, Mr. Buchen was integral to Actavis’ growth from a domestic generics company with $500 million in revenue to a $16 billion multinational specialty pharmaceutical company. Mr. Buchen was also responsible for the Global Internal Audit and Global Ethics and Compliance departments. Prior to Actavis, Mr. Buchen served in various positions of increasing responsibility with Chiron Vision/Bausch + Lomb Surgical and was also counsel at a large multinational law firm. Mr. Buchen has served on the boards of Somerset Pharmaceuticals and Del Mar Indemnity and was a member of more than a dozen boards of Actavis’ subsidiary companies. Mr. Buchen was recognized in 2014 by the National Law Journal as one of the Top 50 General Counsel in the United States. He holds a Bachelor of Arts degree from the University of California at Berkeley and a Juris Doctor degree (cum laude) from the George Washington University Law School.

•	Tim Callahan is a global life sciences business leader with over 22 years experience in pharmaceutical and biologic commercialization, most recently with the Actavis organization. At Actavis, he served as Senior Vice President, Commercial Operations where he played a leadership role in the transformation of the Actavis brand pharmaceutical business into a $7B/yr division with a focus in multiple specialty markets. In this position, Mr. Callahan led the global brand commercial teams, including sales, marketing, market access, business operations, and strategic marketing. Previously, Mr. Callahan served as Vice President, International Brands & Biologics Marketing at Actavis, and as Vice President, Sales & Marketing for the company’s Nephrology division. Earlier in his career, Mr. Callahan held positions of increasing responsibility in commercial leadership at Watson Pharmaceuticals and Schein Pharmaceutical. Mr. Callahan currently serves as a Director for Synergy Pharmaceuticals (NASDAQ: SGYP) where he is a member of both the audit and commercial committees. Mr. Callahan was educated at Cornell University and holds a Bachelor of Science degree in Applied Economics and Business Management.

Soon you will be receiving the Shareholder Value Creation Committee’s proxy and consent solicitation materials and proxy card and GOLD consent. In the coming days, we intend to file with the Securities and Exchange Commission a proxy statement to solicit proxies both to elect our director nominees at Relmada’s 2015 annual meeting and also seeking authority to withhold your vote from counting towards a quorum at Relmada’s 2015 annual meeting. By giving us your authority on our GOLD proxy card, when available, to withhold your vote from counting towards a quorum at the 2015 annual meeting, you will be sending a strong message to the Relmada board of directors against entrenchment and in favor of maximizing long-term value and shareholder return. In addition, we intend to file a consent solicitation seeking your consent (i) to expand Relmada’s board of directors and appoint certain of our director nominees to fill the newly created seats and (ii) to call a special meeting of the Relmada shareholders for the purpose of removing existing directors and appointing our director candidates. By simultaneously launching the above described proxy and consent solicitations, we will maximize shareholders’ opportunity to elect or appoint the Shareholder Value Creation Committee’s five-highly qualified, independent director candidates to the Relmada board of directors. The Shareholder Value Creation Committee is committed to pursuing all available legal remedies to provide Relmada shareholders with the opportunity to elect to the Relmada board of directors our highly-qualified, independent director candidates.

To have your vote counted for the Shareholder Value Creation Committee’s independent nominees, you will need to complete and return our GOLD proxy card and our GOLD consent.

•	DO NOT return the proxy card sent to you by the current Relmada board of directors, and

•	DO NOT vote by responding to the email solicitations sent to you by the current Relmada board of directors

•	DO NOT allow their proxy solicitor to call you at home and take your vote over the telephone.

If your shares are held in street name only your bank or broker can vote your shares, and only upon receipt of your specific instructions by telephone, internet or mail. At this time we are urging you to take NO ACTION in regard to voting your shares.

If you have any questions or need further assistance, please call our proxy solicitor: MacKenzie Partners, Inc. toll-free at 800-322-2885, 212-929-5500 (call collect) or via email at proxy@mackenziepartners.com.

Thank you for your support.

Matthew Eitner	James Ahern

The Committee of Relmada Shareholders for Value Creation

ADDITIONAL INFORMATION

The Shareholder Value Creation Committee intends to make a filing with the Securities and Exchange Commission a proxy statement and a consent statement. Shareholders are advised to read the definitive proxy statement, the definitive consent statement and the other documents related to the solicitation of shareholders when these become available because these documents will contain important information, including additional information relating to the participants in the proxy and consent solicitations. When completed and available, the Shareholder Value Creation Committee’s definitive proxy statement and consent statement and GOLD proxy card and GOLD consent will be mailed to Relmada shareholders. These materials and other materials filed by the Shareholder Value Creation Committee will be available at no charge on the SEC’s website at www.sec.gov. The definitive proxy statement and consent statement and other documents filed by the Shareholder Value Creation Committee will also be available without charge from Relmada’s proxy solicitor, MacKenzie Partners at toll-free at 800-322-2885, 212-929-5500 (call collect) or via email at proxy@mackenziepartners.com.

PARTICIPANTS IN THE SOLICITATION

The participants in the proxy solicitation and the consent solicitation by the Shareholder Value Creation Committee will include Laidlaw& Company (UK) Ltd., Matthew D. Eitner and James P. Ahern and each of the individuals nominated by the Shareholder Value Creation Committee for election or appointment to the Relmada board of directors: Dr. John Leaman, Dr. Todd Johnson, Ben Snedeker, David Buchen and Tim Callahan.

Laidlaw is a full service investment banking and brokerage firm incorporated in England and Wales. Mr. Eitner’s present principal occupation or employment is serving as Chief Executive Officer of Laidlaw. Mr. Ahern’s present principal occupation or employment is serving as Managing Partner and Head of Capital Markets of Laidlaw.

As of today, Mr. Eitner and Mr. Ahern beneficially own, in the aggregate, 1,129,805 shares of Relmada’s common stock, which currently represents approximately 9.56% of the issued and outstanding shares of Common Stock. None of Laidlaw, Dr. Leaman, Dr. Johnson, Mr. Snedeker, Mr. Buchen or Mr. Callahan have beneficial ownership of any shares of Relmada’s common stock.

Additional information regarding Laidlaw, Mr. Eitner and Mr. Ahern, including their director or indirect interests in Relmada, by security holdings or otherwise is contained in the Schedule 13D initially filed by Laidlaw, Mr. Eitner and Mr. Ahern on October 21, 2015, as amended on November 5, 2015 and as may be amended from time to time (the Schedule 13D). The Schedule 13D currently is available at no charge on the SEC’s website at www.sec.gov.